SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) July 16, 2003
                                  -------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 9. REGULATION FD DISCLOSURE (Information Furnished in this Item 9 is Furnished under Item 12)

In accordance with Securities and Exchange Commission Release No. 33-8126, the following information, which is intended to be furnished under Item 12, "Results of Operations and Financial Condition," is instead being furnished under Item 9, "Regulation FD Disclosure." This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On July 17, 2003, a news release was issued on the subject of second quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following is the second quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated July 16, 2003.

GM Reports Second Quarter Financial Results

   -  Net income of $901 million, or $1.58 per share
   -  Adjusted net income of $879 million, or $1.57 per share, excluding Hughes
   -  Total automotive cash exceeded $23 billion

DETROIT - General Motors Corp. (NYSE: GM, GMH) today reported net income of $901 million, or $1.58 per diluted share of GM's $1-2/3 par value common stock, in the second quarter of 2003, compared with $1.3 billion, or $2.43 per share, in the second quarter of 2002. Total revenues of $48.3 billion were essentially unchanged from the prior-year quarter.

GM's adjusted income, which excludes results from Hughes, totaled $879 million, or $1.57 per share, in the second quarter of 2003. GM's adjusted net income in the second quarter of 2002 was $1.5 billion, or $2.63 per share, excluding Hughes and special items.

GM's second-quarter performance reflected continued strong automotive cash flow, record results at General Motors Acceptance Corp. (GMAC) where earnings of $834 million were nearly double the prior-year quarter, record net income of $163 million at GM Asia Pacific, an overall profit decline in the automotive sector primarily caused by difficult economic conditions in most of GM's automotive regions, and the effects of unfavorable currency-exchange rates in certain regions.

"Overall we had reasonable financial results in a challenging global economic environment," GM Chairman and Chief Executive Officer Rick Wagoner said. "These results clearly demonstrate the benefits of our global portfolio of businesses, ranging from our core automotive operations in all four regions of the world, to vehicle financing and mortgage operations. We're especially pleased with the strong cash generation by our automotive operations and continued strong performance at GMAC, which set another new quarterly earnings record. Our Asia-Pacific automotive operations continue to grow and generated record profits."

Continued cost reductions and a revitalized product portfolio drove improved financial performance to approximately breakeven at GM Europe. However, lower volumes and continuing pricing pressures in North America eroded profits despite aggressive cost reductions and improved revenue per unit.

"We're working hard to improve financial results in North America. We're going to stay focused on the straight-forward business strategy that has worked very well for us in recent times -- delivering great new products, being aggressive in the market, and significantly improving our quality and cost," Wagoner said

GM financial results described throughout the remainder of this release exclude special items unless otherwise noted. See Highlights for reconciliation of adjusted results to results based on Generally Accepted Accounting Principles
(GAAP).

                               Cash and Liquidity

GM generated $3.1 billion in cash in the second quarter of 2003. Automotive cash, marketable securities, and assets of the VEBA trust invested in short-term fixed-income securities totaled $23.7 billion at June 30, 2003, excluding financing and insurance operations and Hughes, compared with $20.6 billion on March 31, 2003. In addition, as reported earlier, GM raised an additional $13.2 billion in early July through new offerings of debt securities and convertible debt.

                            GM Automotive Operations

GM's global automotive operations earned $140 million in the second quarter of 2003, compared with $1.1 billion in the prior-year period. Global production declined 6.6 percent in the second quarter, compared with the same period in 2002.

GM North America (GMNA) earned $83 million in the second quarter of 2003, compared with $1.3 billion in the second quarter last year. Improvements in sales mix, material cost, and productivity were more than offset by a production decline of nearly 12 percent, intense pricing pressure, increased pension expense, and currency-exchange losses versus the year-ago period. The results also include the $168 million after taxes, or $0.30 per share, unfavorable effect of the storm damage and resulting loss of production at GM's Oklahoma City assembly plant. Strong quality performance allowed the corporation to reduce its policy and warranty reserves in the second quarter by $199 million after taxes, or $0.36 per share.

GM's quality and productivity gains were recognized recently in two major independent surveys. "GM's quality drive is on track, producing significant improvements that increasingly are being recognized by consumers and the marketplace," Wagoner said. The J.D. Power 2003 Vehicle Dependability Study showed Buick among the top three nameplates in long-term quality, and the best nameplate outside the luxury brands. General Motors overall was the only domestic manufacturer to score above the industry average, and 12 GM vehicles were in the top three of their respective segment rankings. "Our goal is to be the industry leader in all areas of quality, and this is another example of our progress toward achieving that goal," he said.

"Once again, GM showed significant improvement in our journey to become the most productive auto manufacturer with a 7.4 percent overall improvement in manufacturing productivity according to the recently released Harbour Report North America 2003," Wagoner said. "GM has led the industry in productivity improvements in recent years, and we're committed to continuing this kind of performance going forward."

GM's U.S. market share was 27.9 percent in the second quarter of 2003, down slightly from 28.1 percent in the second quarter of 2002, but significantly improved from the 26.6 percent level in the first quarter this year.

GM Europe (GME) reported a loss of $3 million in the second quarter of 2003, a significant turnaround from a year ago when GME recorded a $115 million loss. Aggressive cost reductions and increased vehicle sales at Opel/Vauxhall and Saab drove these improved financial results, despite significant currency-exchange losses. GM Europe's market share in the second quarter increased 0.3 percentage points to 9.4 percent compared with the same period last year.

"Despite the challenging economic conditions and currency-exchange pressures that are affecting our performance, we're on the right track in Europe with exciting new products, significant quality improvement, and a steady and broad-based approach to cost reduction," Wagoner said.

GM Asia Pacific earned a record $163 million in the second quarter of 2003, more than four times the $39 million earned in the year-ago quarter. Strong financial results at Shanghai GM and GM's Australia-based Holden continued to drive improved financial results along with improved equity earnings from GM's Japanese automotive alliances and lower-than-expected start-up losses at GM Daewoo Auto & Technology Co. "Our aggressive growth strategy in the rapidly expanding Asia-Pacific region is really paying off; we remain committed to further expand our presence in this key region," Wagoner said.

Continuing economic weakness in Brazil was the primary factor in GM Latin America/Africa/Mid-East (GMLAAM) region's $103 million loss in the second quarter of 2003, which compared with a loss of $73 million in the year-ago period. "Latin America is still suffering from economic uncertainty and weak auto markets," Wagoner said. "Our focus continues to be on wringing out costs while increasing our market share and strengthening our number-one position in the region."

                                      GMAC

GMAC earned $834 million in the second quarter of 2003, its best-ever quarterly performance. The results were nearly double the $431 million earned in the same period last year.

"We're extremely pleased with the continued outstanding overall financial performance at GMAC," Wagoner said. Strong volumes in the residential and commercial mortgage sectors, and continuing strength in GMAC's financing operations were key drivers in GMAC's record performance.

Mortgage operations generated income of $415 million in the second quarter of 2003, up $357 million from the year-ago period, while earnings from financing operations were $396 million, up $49 million from the same period last year.

                                     Hughes

Hughes Electronics earned $22 million in the second quarter of 2003, compared with a loss of $156 million in the prior-year period, led by a strong performance at DirecTV. Revenues increased 6.6 percent to $2.4 billion.

In the United States, DirecTV added 136,000 net subscribers in the second quarter of 2003, bringing the number of total U.S. subscribers to 11.6 million.

                                  Looking Ahead

GM expects improving economic growth during the balance of 2003 in the United States, with total U.S. industry vehicle sales expected to be at least 16.5 million units for the calendar year. In Europe, especially Germany, economic and market conditions are expected to remain challenging in the second half of the year. Total European industry vehicle sales are estimated to be about 18.5 million units for 2003.

GM expects to beat the current analysts' consensus for the third quarter of approximately $0.50 per share, excluding Hughes and any special items, and expects automotive operations to be profitable. Despite the continuing economic uncertainty, GM is more optimistic about the outlook for the year, and now expects full-year 2003 earnings could range from the current analysts' consensus of approximately $4.50 up to $5.00 per share, excluding Hughes and any special items.

General Motors, the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide, and has been the global automotive sales leader since 1931. More information on GM can be found at www.gm.com.
                                                                     ----------

                                      # # #

In this press release and related comments by General Motors management, our use of the words "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal," "target," and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-18) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and, the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)


     Management believes that the adjusted information set forth herein is useful to investors as it represents how Management views the results of operations and cash of the Corporation and, therefore, is the basis on which internal evaluation metrics are determined. The internal evaluation metrics are those used by the Corporation's Board of Directors to evaluate Management.


                                   Three Months Ended     Year to Date
                                     June 30, 2003       June 30, 2003
                                    --------------       --------------
                                     Net                  Net
                                    Income      EPS      Income     EPS
                                    ------     -----     ------    -----

     Net Income                      $901     $1.58     $2,384     $4.29

     Gain on Sale of GM Defense (A)     -         -       (505)    (0.90)
                                      ---      ----      -----      ----
     Adjusted Income                 $901     $1.58     $1,879     $3.39
                                      ===      ====      =====      ====



     (A) The Gain on Sale of GM Defense relates to the sale of GM's light armored vehicle business to General Dynamics Corporation for net proceeds of approximately $1.1 billion.

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)


                                   Three Months Ended     Year to Date
                                     June 30, 2002       June 30, 2002
                                    --------------       --------------
                                     Net                  Net
                                    Income      EPS      Income     EPS
                                    ------     -----     ------    -----

     Reported                      $1,292     $2.43     $1,520     $3.02

     GME End of Life
      Vehicle Charge (B)               55      0.10         55      0.10

     GME Restructuring Charge (C)       -         -        407      0.72

     Hughes Space Shuttle
      Settlement (D)                    -         -        (59)    (0.04)

     Hughes GECC Contractual
      Dispute (E)                       -         -         51      0.03

     Hughes Loan Guarantee
      Charge (F)                        -         -         18      0.01

                                    -----      ----      -----      ----
     Adjusted                      $1,347     $2.53     $1,992     $3.84
                                    =====      ====      =====      ====


     (B) The GME End of Life Vehicle Charge relates to the European Union's directive requiring member states to enact legislation regarding end-of-life vehicles to be the responsibility of manufacturers for dismantling and recycling vehicles they have sold.
     (C) The GME Restructuring Charge relates to the initiative implemented in the first quarter of 2002 to improve the competitiveness of GM's automotive operations in Europe.
     (D) The Hughes Space Shuttle Settlement relates to the favorable resolution of a lawsuit that was filed against the U.S. government on March 22, 1991, based upon the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten satellites on the Space Shuttle.
     (E) The Hughes GECC Contractual Dispute relates to an expected loss associated with a contractual dispute with General Electric Capital Corporation.
     (F) The Hughes Loan Guarantee Charge relates to a loan guarantee for a Hughes Network Systems' affiliate in India.

                           General Motors Corporation
                       Summary Corporate Financial Results


                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2003       2002      2003      2002
                                    ----       ----      ----      ----
     Total net sales and
      revenues ($Mil's)           $48,308   $48,339    $97,673   $94,553
      Adjusted                    $48,308   $48,339    $96,859   $94,582
      Adjusted excluding Hughes
        (Automotive and Financing)$45,919   $46,098    $92,243   $90,300

     Net income ($Mil's)             $901    $1,292     $2,384    $1,520
      Adjusted                       $901    $1,347     $1,879    $1,992
      Adjusted excluding Hughes      $879    $1,503     $1,911    $2,294
     Net margin
      (net income / total net
      sales and revenues)             1.9%      2.7%       2.4%      1.6%
      Adjusted                        1.9%      2.8%       1.9%      2.1%
      Adjusted excluding Hughes       1.9%      3.3%       2.1%      2.5%
     Earnings per share
      Basic $1-2/3                  $1.58     $2.48      $4.30     $3.06
      Diluted $1-2/3                $1.58     $2.43      $4.29     $3.02
      Basic Class H                 $0.02    $(0.14)    $(0.02)   $(0.27)
      Diluted Class H               $0.02    $(0.14)    $(0.02)   $(0.27)
     Adjusted earnings per share
      Basic $1-2/3                  $1.58     $2.58      $3.39     $3.90
      Diluted $1-2/3                $1.58(1)  $2.53      $3.39     $3.84
      Diluted $1-2/3
        excluding Hughes            $1.57     $2.63      $3.41     $4.04
      Basic Class H                 $0.02    $(0.14)    $(0.02)   $(0.27)
      Diluted Class H               $0.02    $(0.14)    $(0.02)   $(0.27)
     GM $1-2/3 par value average
      shares outstanding (Mil's)
      Basic shares                    561       560        561       560
      Diluted shares                  561       572        561       568
     Cash dividends per share
      of common stocks
      GM $1-2/3 par value           $0.50     $0.50      $1.00     $1.00

     Book value per share of
      common stocks at June 30
      GM $1-2/3 par value          $13.27    $27.52
      GM Class H                    $2.65     $5.50
     ACO total cash & marketable
      securities at June 30
      ($Bil's')                     $23.5     $15.4
     Cash in short-term VEBA         $3.4      $3.0
                                     ----      ----
     ACO total cash & marketable
      securities plus short-term    $26.9     $18.4
      VEBA
     Less:  Hughes cash & marketable
      securities                     $3.2      $0.8
                                      ---       ---

     Total Automotive cash &
      Marketable securities plus
      Short-term VEBA               $23.7     $17.6
                                     ====      ====
     Automotive, Communication Services
      and Other Operations ($Mil's)
      Depreciation                 $1,337    $1,140     $2,568    $2,266
      Amortization of special tools   651       622      1,353     1,251
      Amortization of intangible
        Assets                         29         3         58        12
                                    -----     -----      -----     -----
        Total                      $2,017    $1,765     $3,979    $3,529
                                    =====     =====      =====     =====


     See reconciliation of adjusted financial results on pages 9 - 12 and footnotes on page 14.

                           General Motors Corporation
                       Summary Corporate Financial Results

                                 Second Quarter
                                  2003 and 2002
                                 --------------
     (Dollars in millions)
     Total net sales and          Reported      Special Items       Adjusted
     revenues                     --------       ------------       --------
                                2003    2002     2003     2002    2003     2002
                                ----    ----     ----     ----    ----     ----

     GMNA                    $28,558  $30,576    $ -       $ -  $28,558 $30,576
     GME                       7,303    6,001       -        -    7,303   6,001
     GMLAAM                    1,119    1,306       -        -    1,119   1,306
     GMAP                      1,267    1,129       -        -    1,267   1,129
                              ------   ------      --       --   ------  ------
       Total GMA              38,247   39,012       -        -   38,247  39,012
     Hughes                    2,389    2,241       -        -    2,389   2,241
     Other                        96      465       -        -       96     465
                              ------   ------      --       --   ------  ------
       Total ACO              40,732   41,718       -        -   40,732  41,718
                              ------   ------      --       --   ------  ------
     GMAC                      7,580    6,599       -        -    7,580   6,599
     Other Financing              (4)      22       -        -       (4)     22
                              ------   ------      --       --   ------  ------
       Total FIO               7,576    6,621       -        -    7,576   6,621
                              ------   ------      --       --   ------  ------
     Total net sales and
     revenues                $48,308  $48,339     $ -      $ -  $48,308 $48,339
                              ======   ======      ==       ==   ======  ======

     Income / (expense)
     before income taxes and
     minority interest
     GMNA                        $90   $1,781     $ -      $ -      $90  $1,781
     GME                         (34)    (244)      -       85      (34)   (159)
     GMLAAM                     (123)     (97)      -        -     (123)    (97)
     GMAP                         11      (31)      -        -       11     (31)
                               -----    -----      --       --    -----   -----
       Total GMA                 (56)   1,409       -       85      (56)  1,494
     Hughes                       89     (230)      -        -       89    (230)
     Other                      (357)     (88)      -        -     (357)    (88)
                               -----    -----      --       --    -----   -----
       Total ACO                (324)   1,091       -       85     (324)  1,176
                               -----    -----      --       --    -----   -----
     GMAC                      1,331      698       -        -    1,331     698
     Other Financing              13       (8)      -        -       13      (8)
                               -----    -----      --       --    -----   -----
       Total FIO              $1,344      690       -        -    1,344     690
     Total income /            -----    -----      --       --    -----   -----
     (expense) before
     income taxes and
     minority interests       $1,020   $1,781     $ -      $85   $1,020  $1,866
                               =====    =====      ==       ==    =====   =====

                           General Motors Corporation
                       Summary Corporate Financial Results

                                 Second Quarter
                                  2003 and 2002
                                 ---------------

     (Dollars in millions)        Reported       Special Items       Adjusted
                                  --------        ------------       --------
                                2003     2002    2003    2002     2003     2002
                                ----     ----    ----    ----     ----     ----
     Net income
     GMNA                        $83   $1,277     $ -      $ -      $83  $1,277
     GME                          (3)    (170)      -       55       (3)   (115)
     GMLAAM                     (103)     (73)      -        -     (103)    (73)
     GMAP                        163       39       -        -      163      39
                               -----    -----      --       --    -----   -----
       Total GMA                 140    1,073       -       55      140   1,128
     Hughes (2)                   22     (156)      -        -       22    (156)
     Other                      (104)     (57)      -        -     (104)    (57)
                               -----    -----      --       --    -----   -----
       Total ACO                  58      860       -       55       58     915
                               -----    -----      --       --      ---   -----
     GMAC                        834      431       -        -      834     431
     Other Financing               9        1       -        -        9       1
                               -----    -----      --       --    -----   -----
       Total FIO                 843      432       -        -      843     432
                               -----    -----      --       --    -----   -----
     Net income (loss)          $901   $1,292     $ -      $55     $901  $1,347
                               =====    =====      ==       ==    =====   =====
     Income tax expense
      (benefit)
     GMNA                        $25     $518     $ -      $ -      $25    $518
     GME                         (13)     (51)      -       30      (13)    (21)
     GMLAAM                      (25)     (31)      -        -      (25)    (31)
     GMAP                          8       (9)      -        -        8      (9)
                                 ---      ---      --       --      ---     ---
       Total GMA                  (5)     427       -       30       (5)    457
     Hughes                       21      (93)      -        -       21     (93)
     Other                      (251)     (23)      -        -     (251)    (23)
                                 ---      ---      --       --      ---     ---
       Total ACO                (235)     311       -       30     (235)    341
                                 ---      ---      --       --      ---     ---
     GMAC                        496      254       -        -      496     254
     Other Financing               4       (2)      -        -        4      (2)
                                 ---      ---      --       --      ---     ---
       Total FIO                 500      252       -        -      500     252
                                 ---      ---      --       --      ---     ---
     Income tax expense
      (benefit)                 $265     $563     $ -      $30     $265    $593
                                 ===      ===      ==       ==      ===     ===
     Effective tax rate
     GMNA                       27.8%    29.1%      -        -     27.8%   29.1%
     GME                        38.2%    20.9%      -     35.3%    38.2%   13.2%
     GMLAAM                     20.3%    32.0%      -        -     20.3%   32.0%
     GMAP                       72.7%    29.0%      -        -     72.7%   29.0%
     Hughes                     23.6%    40.4%      -        -     23.6%   40.4%
     GMAC                       37.3%    36.4%      -        -     37.3%   36.4%
     Total GM Corp.             26.0%    31.6%      -     35.3%    26.0%   31.8%
     Equity income (loss)
     and minority interests
     GMNA                        $18      $14     $ -      $ -      $18     $14
     GME                          18       23       -        -       18      23
     GMLAAM                       (5)      (7)      -        -       (5)     (7)
     GMAP                        160       61       -        -      160      61
                                 ---       --      --       --      ---      --
     Total GMA                  $191      $91     $ -      $ -     $191     $91
                                 ===       ==      ==       ==      ===      ==

     See footnotes on page 14.

                           General Motors Corporation
                       Summary Corporate Financial Results

                                  Year to Date
                                  2003 and 2002
                                 --------------
     (Dollars in millions)
     Total net sales and          Reported       Special Items      Adjusted
     revenues                     --------       ------------       --------
                                2003     2002    2003    2002     2003     2002
                                ----     ----    ----    ----     ----     ----

     GMNA                    $58,521  $59,915     $ -      $ -  $58,521 $59,915
     GME                      13,925   11,585       -        -   13,925  11,585
     GMLAAM                    2,164    2,607       -        -    2,164   2,607
     GMAP                      2,414    2,186       -        -    2,414   2,186
                              ------   ------      --       --   ------  ------
       Total GMA              77,024   76,293       -        -   77,024  76,293
     Hughes                    4,616    4,253       -       29    4,616   4,282
     Other                     1,134      945    (814)       -      320     945
                              ------   ------     ---       --   ------  ------
       Total ACO              82,774   81,491    (814)      29   81,960  81,520
                              ------   ------     ---       --   ------  ------
     GMAC                     14,910   12,952       -        -   14,910  12,952
     Other Financing             (11)     110       -        -      (11)    110
                              ------   ------     ---       --   ------  ------
       Total FIO              14,899   13,062      -        -    14,899  13,062
                              ------   ------     ---       --   ------  ------
     Total net sales and
     revenues                $97,673  $94,553   $(814)     $29  $96,859 $94,582
                              ======   ======     ===       ==   ======  ======

     Income / (expense)
     before income taxes and
     minority interest
     GMNA                       $829   $2,719     $ -      $ -     $829  $2,719
     GME                        (148)  (1,042)      -      726     (148)   (316)
     GMLAAM                     (140)    (138)      -        -     (140)   (138)
     GMAP                         30      (44)      -        -       30     (44)
                               -----    -----     ---      ---    -----   -----
       Total GMA                 571    1,495       -      726      571   2,221
     Hughes                       39     (461)      -       17       39    (444)
     Other                        92     (323)   (814)       -     (722)   (323)
                               -----    -----     ---      ---    -----   -----
       Total ACO                 702      711    (814)     743     (112)  1,454
                               -----    -----     ---      ---    -----   -----
     GMAC                      2,478    1,434       -        -    2,478   1,434
     Other Financing             (12)     (10)      -        -      (12)    (10)
                               -----    -----     ---      ---    -----   -----
       Total FIO               2,466    1,424       -        -    2,466   1,424
     Total income /            -----    -----     ---      ---    -----   -----
     (expense) before
     income taxes and
     minority interests       $3,168   $2,135   $(814)    $743   $2,354  $2,878
                               =====    =====     ===      ===    =====   =====

                           General Motors Corporation
                       Summary Corporate Financial Results

                                  Year to Date
                                  2003 and 2002
                                 ---------------

     (Dollars in millions)        Reported       Special Items       Adjusted
                                  --------        ------------       --------
                                2003     2002    2003    2002     2003     2002
                                ----     ----    ----    ----     ----     ----
     Net income
     GMNA                       $631   $1,931     $ -      $ -     $631  $1,931
     GME                         (68)    (702)      -      462      (68)   (240)
     GMLAAM                     (115)    (113)      -        -     (115)   (113)
     GMAP                        238       46       -        -      238      46
                               -----    -----     ---      ---      ---   -----
       Total GMA                 686    1,162       -      462      686   1,624
     Hughes (2)                  (32)    (312)      -       10      (32)   (302)
     Other                       205     (199)   (505)       -     (300)   (199)
                               -----    -----     ---      ---    -----   -----
       Total ACO                 859      651    (505)     472      354   1,123
                               -----    -----     ---      ---    -----   -----
     GMAC                      1,533      870       -        -    1,533     870
     Other Financing              (8)      (1)      -        -       (8)     (1)
                               -----    -----     ---      ---    -----   -----
       Total FIO               1,525      869       -        -    1,525     869
                               -----    -----     ---      ---    -----   -----
     Net income (loss)        $2,384   $1,520   $(505)    $472   $1,879  $1,992
                               =====    =====     ===      ===    =====   =====
     Income tax expense
      (benefit)
     GMNA                       $216     $790      $ -     $ -     $216    $790
     GME                         (56)    (311)       -     264      (56)    (47)
     GMLAAM                      (32)     (32)       -       -      (32)    (32)
     GMAP                         19       (9)       -       -       19      (9)
                                 ---      ---      ---     ---      ---     ---
       Total GMA                 147      438        -     264      147     702
     Hughes                       (5)    (185)       -       7       (5)   (178)
     Other                      (151)    (102)    (309)      -     (460)   (102)
                                 ---      ---      ---     ---      ---     ---
       Total ACO                  (9)     151     (309)    271     (318)    422
                                 ---      ---      ---     ---      ---     ---
     GMAC                        934      539        -       -      934     539
     Other Financing              (4)      (2)       -       -       (4)     (2)
                                 ---      ---      ---     ---      ---     ---
       Total FIO                 930      537        -       -      930     537
                                 ---      ---      ---     ---      ---     ---
     Income tax expense
      (benefit)                 $921     $688    $(309)   $271     $612    $959
                                 ===      ===      ===     ===      ===     ===
     Effective tax rate
     GMNA                       26.1%    29.1%      -        -     26.1%   29.1%
     GME                        37.8%    29.8%      -     36.4%    37.8%   14.9%
     GMLAAM                     22.9%    23.2%      -        -     22.9%   23.2%
     GMAP                       63.3%    20.5%      -        -     63.3%   20.5%
     Hughes                    (12.8%)   40.1%      -     41.2%   (12.8%)  40.1%
     GMAC                       37.7%    37.6%      -       -      37.7%   37.6%
     Total GM Corp.             29.1%    32.2%   38.0%    36.5%    26.0%   33.3%

     Equity income (loss)
     and minority interests
     GMNA                        $18       $2       $-      $-      $18      $2
     GME                          24       29        -       -       24      29
     GMLAAM                       (7)      (7)       -       -       (7)     (7)
     GMAP                        227       81        -       -      227      81
                                 ---      ---      ---     ---      ---     ---
     Total GMA                  $262     $105      $ -     $ -     $262    $105
                                 ===      ===      ===     ===      ===     ===
     See footnotes on page 14.

                           General Motors Corporation
                              Operating Statistics

                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2003       2002      2003      2002
                                    ----       ----      ----      ----
     (units in thousands)
     Worldwide Wholesale Sales
      United States - Cars           487        574        986    1,073
      United States - Trucks         761        750      1,518    1,417
                                   -----      -----      -----    -----
        Total United States        1,248      1,324      2,504    2,490
      Canada, Mexico, and Other      185        233        367      429
                                   -----      -----      -----    -----
        Total GMNA                 1,433      1,557      2,871    2,919
      GME                            447        437        873      861
      GMLAAM                         122        159        243      314
      GMAP                           139         86        282      194
                                   -----      -----      -----    -----
        Total Worldwide            2,141      2,239      4,269    4,288
                                   =====      =====      =====    =====
     Vehicle Unit Deliveries
      Chevrolet - Cars               220        213        391      399
      Chevrolet - Trucks             505        481        878      945
      Pontiac                        120        151        227      269
      GMC                            155        137        263      264
      Buick                           85        107        168      189
      Oldsmobile                      34         42         68       85
      Saturn                          72         88        147      146
      Cadillac                        49         50         96       90
      Other                           26         15         46       27
                                   -----      -----      -----    -----
        Total United States        1,266      1,284      2,284    2,414
      Canada, Mexico, and Other      179        208        331      388
                                   -----      -----      -----    -----
        Total GMNA                 1,445      1,492      2,615    2,802
      GME                            477        471        951      937
      GMLAAM                         127        143        254      281
      GMAP                           184        178        350      335
                                   -----      -----      -----    -----
        Total Worldwide            2,233      2,284      4,170    4,355
                                   =====      =====      =====    =====
     Market Share
      United States - Cars          24.8%      26.3%      24.9%    25.6%
      United States - Trucks        30.4%      29.8%      29.4%    30.5%
        Total United States         27.9%      28.1%      27.3%    28.1%
      Total North America           27.2%      27.6%      26.7%    27.8%
      Total Europe                   9.4%       9.1%       9.5%     9.2%
      Latin America                 15.7%      15.4%      15.8%    15.3%
      Asia and Pacific               4.9%       4.9%       4.4%     4.6%
        Total Worldwide             15.0%      15.1%      14.2%    14.8%

     U.S. Retail/Fleet Mix
      % Fleet Sales - Cars          29.5%      29.3%      29.8%    27.4%
      % Fleet Sales - Trucks        15.1%      13.7%      14.9%    12.0%
        Total Vehicles              21.0%      20.9%      21.3%    18.8%

     Retail Lease as % of Retail Sales
      Total Smartlease
      and Smartbuy                   7.3%      15.1%

     Days Supply of Inventory
      at June 30
      United States - Cars            73         57
      United States - Trucks          98         78

     GMNA Capacity Utilization
      (2 shift rated)               87.4%      92.0%      89.2%    87.7%

     GMNA Vehicle Revenue
      Per Unit                   $18,565    $18,385

                           General Motors Corporation
                              Operating Statistics


                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2003       2002      2003      2002
                                    ----       ----      ----      ----

     GMAC's U.S. Cost of Borrowing  3.50%      4.14%

     Current Debt Spreads Over
      U.S. Treasuries
      2 Year                         255 bp     165 bp
      5 Year                         330 bp     185 bp
      10 Year                        370 bp     230 bp

     Worldwide Employment
      at June 30 (in 000's)
      United States Hourly           120        124
      United States Salary            41         41
                                     ---        ---
        Total United States          161        165
      Canada, Mexico, and Other       31         34
                                     ---        ---
      GMNA                           192        199
      GME                             64         69
      GMLAAM                          23         24
      GMAP                            13         11
      Hughes                          11         12
      GMAC                            31         31
      Other                            7         11
                                     ---        ---
        Total                        341        357
                                     ===        ===

     Worldwide Payrolls ($Mil's)  $5,331     $5,385    $10,720  $10,418

     Footnotes:
     ---------
     (1) This amount is comparable to First Call analysts' consensus.

     (2) 2002 amounts exclude Hughes Series A Preferred Stock dividends paid to General Motors and Hughes write off of goodwill for DirecTV Latin America and DirecTV Broadband recorded as a cumulative effect of accounting change in the first quarter of 2002 in Hughes' stand alone financial statements. In accordance with SFAS 142, GM evaluated the carrying value of goodwill associated with its Direct-to-Home Broadcast reporting unit in the aggregate and determined that the goodwill was not impaired.

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                         -------             --------
                                      2003      2002       2003     2002
                                      ----      ----       ----     ----
                                (dollars in millions except per share amounts)

     Total net sales and revenues   $48,308   $48,339   $97,673    $94,553
                                     ------    ------    ------     ------
     Cost of sales and other
       expenses                      38,940    38,396    78,323     76,797
     Selling, general, and
       administrative expenses        6,083     6,090    11,789     11,691
     Interest expense                 2,265     2,072     4,393      3,930
                                     ------    ------    ------     ------
      Total costs and expenses       47,288    46,558    94,505     92,418
                                     ------    ------    ------     ------
     Income before income taxes
       and minority interests         1,020     1,781     3,168      2,135
     Income tax expense                 265       563       921        688
     Equity income and minority
       interests                        146        74       137         73
                                        ---     -----     -----      -----
      Net income                        901     1,292     2,384      1,520
     Dividends on preference stocks       -       (23)        -       (47)
                                        ---     -----     -----      -----
      Earnings attributable to
        common stocks                  $901    $1,269    $2,384     $1,473
                                        ===     =====     =====      =====

     Basic earnings (losses) per
       share attributable to common
       stocks
     Earnings per share
       attributable to $1-2/3 par
       value                          $1.58     $2.48     $4.30      $3.06
                                       ====      ====      ====       ====
     Earnings (losses) per share
       attributable to Class H        $0.02    $(0.14)   $(0.02)    $(0.27)
                                       ====      ====      ====       ====

     Earnings (losses) per share
       attributable to common stocks
       assuming dilution
     Earnings per share
       attributable to $1-2/3 par
       value                          $1.58     $2.43     $4.29      $3.02
                                       ====      ====      ====       ====
     Earnings (losses) per share
       attributable to Class H        $0.02    $(0.14)   $(0.02)    $(0.27)
                                       ====      ====      ====       ====

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

        SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                    Three Months Ended   Six Months Ended
                                          June 30,           June 30,
                                          --------           --------
                                      2003      2002      2003       2002
                                      ----      ----      ----       ----
                                             (dollars in millions)

     AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

     Total net sales and revenues   $40,732   $41,718   $82,774    $81,491
                                     ------    ------    ------     ------
     Cost of sales and other
       expenses                      36,839    36,461    74,152     72,672
     Selling, general, and
       administrative expenses        3,781     3,818     7,122      7,508
                                     ------    ------    ------     ------

      Total costs and expenses       40,620    40,279    81,274     80,180
                                     ------    ------    ------     ------
     Interest expense                   402       302       723        464
     Net expense from transactions
       with Financing and Insurance
       Operations                        34        46        75        136
                                        ---     -----       ---        ---
     Income (loss) before income
       taxes and minority interests    (324)    1,091       702        711
     Income tax expense (benefit)      (235)      311        (9)       151
     Equity income and minority
       interests                        147        80       148         91
                                        ---     -----       ---        ---
      Net income - Automotive,
       Communications Services, and
       Other Operations                 $58      $860      $859       $651
                                         ==       ===       ===        ===

     FINANCING AND INSURANCE OPERATIONS

     Total revenues                  $7,576    $6,621   $14,899    $13,062
                                      -----     -----    ------     ------

     Interest expense                 1,863     1,770     3,670      3,466
     Depreciation and amortization
       expense                        1,578     1,353     3,084      2,714
     Operating and other expenses 2,068 1,951 4,245 3,856 Provisions for financing and
       insurance losses                 757       903     1,509      1,738
                                      -----     -----    ------     ------

      Total costs and expenses        6,266     5,977    12,508     11,774
                                      -----     -----    ------     ------
     Net income from transactions
       with Automotive, Communications
       Services, and Other Operations  ( 34)      (46)      (75)      (136)
                                      -----       ---    ------      -----
     Income before income taxes
       and minority interests         1,344       690     2,466      1,424
     Income tax expense                 500       252       930        537
     Equity loss and minority
       interests                         (1)       (6)      (11)       (18)
                                      -----       ---     -----      -----

      Net income - Financing and
        Insurance Operations           $843      $432    $1,525       $869
                                        ===       ===     =====        ===


     The above Supplemental Information is intended to facilitate analysis of General Motors Corporation's businesses: (1) Automotive,
     Communications Services, and Other Operations; and (2) Financing and Insurance Operations.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                June 30,              June 30,
                                                  2003    Dec, 31,     2002
                                              (Unaudited)   2002    (Unaudited)
                                                --------   -------    --------
                       ASSETS                        (dollars in millions)

     Cash and cash equivalents                   $31,009   $21,449     $18,363
     Marketable securities                        18,777    16,825      14,304
                                                  ------    ------      ------
      Total cash and marketable securities        49,786    38,274      32,667
     Finance receivables - net                   153,600   134,647     119,636
     Accounts and notes receivable (less
       allowances)                                19,420    15,715      12,677
     Inventories (less allowances)                11,093     9,967       9,757
     Deferred income taxes                        39,116    39,865      28,702
     Equipment on operating leases - (less
       accumulated depreciation)                  36,576    32,988      33,598
     Equity in net assets of nonconsolidated
       associates                                  5,249     5,044       5,115
     Property - net                               38,384    37,514      36,451
     Intangible assets - net                      18,091    17,954      17,061
     Other assets                                 39,530    37,028      40,665
                                                 -------   -------     -------
      Total assets                              $410,845  $368,996    $336,329
                                                 =======   =======     =======

            LIABILITIES AND STOCKHOLDERS' EQUITY

     Accounts payable (principally trade)        $27,402   $27,452     $26,439
     Notes and loans payable                     232,150   201,940     177,035
     Postretirement benefits other than
       pensions                                   38,618    38,187      37,844
     Pensions                                     23,968    22,762       9,451
     Deferred income taxes                         7,359     7,178       6,851
     Accrued expenses and other liabilities       69,976    63,829      57,230
                                                 -------   -------     -------
      Total liabilities                          399,473   361,348     314,850
     Minority interests                              991       834         788
     Stockholders' equity
     $1-2/3 par value common stock
       (outstanding, 560,712,564;
       560,447,797; and 560,223,424 shares)          935       936         936
     Class H common stock (outstanding,
       1,108,139,876; 958,284,272;
       and 958,005,494 shares)                       111        96          96
     Capital surplus (principally additional
       paid-in capital)                           22,815    21,583      21,557
     Retained earnings                            11,855    10,031      10,376
                                                  ------    ------      ------
                                                  35,716    32,646      32,965
     Subtotal
     Accumulated foreign currency translation
       adjustments                                (2,292)   (2,784)     (2,770)
     Net unrealized loss on derivatives             (205)     (205)       (188)
     Net unrealized gains on securities              612       372         268
     Minimum pension liability adjustment        (23,450)  (23,215)     (9,584)
                                                  ------    ------      ------
                                                 (25,335)  (25,832)    (12,274)
                                                  ------    ------      ------
     Accumulated other comprehensive loss
                                                  10,381     6,814      20,691
                                                 -------    ------     -------
     Total stockholders' equity
     Total liabilities and stockholders' equity $410,845   $368,996   $336,329
                                                 =======    =======    =======

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES
           SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED BALANCE SHEETS

                                                June 30,              June 30,
                                                  2003    Dec, 31,     2002
                                              (Unaudited)   2002    (Unaudited)
                                                --------   -------    --------
                        ASSETS                      (dollars in millions)
     Automotive, Communications Services, and
       Other Operations
     Cash and cash equivalents                   $18,582   $13,291     $14,421
     Marketable securities                         4,913     2,174       1,014
                                                 -------   -------     -------
      Total cash and marketable securities        23,495    15,465      15,435
     Accounts and notes receivable (less
       allowances)                                 6,584     5,861       5,686
     Inventories (less allowances)                11,093     9,967       9,757
     Equipment on operating leases - (less
       accumulated depreciation)                   5,946     5,305       4,390
     Deferred income taxes and other current
       assets                                     10,917    10,816       8,730
                                                  ------    ------     -------
      Total current assets                        58,035    47,414      43,998
     Equity in net assets of nonconsolidated
       associates                                  5,249     5,044       5,115
     Property - net                               36,407    35,693      34,738
     Intangible assets - net                      14,715    14,611      13,763
     Deferred income taxes                        30,496    31,431      22,138
     Other assets                                  8,016     7,781      17,307
                                                 -------   -------     -------
      Total Automotive, Communications Services,
        and Other Operations assets              152,918   141,974     137,059

     Financing and Insurance Operations
     Cash and cash equivalents                    12,427     8,158       3,942
     Investments in securities                    13,864    14,651      13,290
     Finance receivables - net                   153,600   134,647     119,636
     Investment in leases and other receivables   41,470    35,517      34,168
     Other assets                                 36,566    34,049      28,234
     Net receivable from Automotive,
       Communications Services, and
       Other Operations                            1,128     1,089         638
                                                 -------   -------     -------

      Total Financing and Insurance Operations
        assets                                   259,055   228,111     199,908
                                                 -------   -------     -------
     Total assets                               $411,973  $370,085    $336,967
                                                 =======   =======     =======

         LIABILITIES AND STOCKHOLDERS' EQUITY

     Automotive, Communications Services, and
       Other Operations
     Accounts payable (principally trade)        $21,351   $20,169     $19,459
     Loans payable                                   705     1,516       1,545
     Accrued expenses                             43,720    40,518      36,513
     Net payable to Financing and Insurance
       Operations                                  1,128     1,089         638
                                                  ------    ------      ------
      Total current liabilities                   66,904    63,292      58,155
     Long-term debt                               20,513    16,651      16,831
     Postretirement benefits other than pensions  34,674    34,275      33,990
     Pensions                                     23,901    22,709       9,410
     Other liabilities and deferred income taxes  15,634    15,461      14,506
                                                 -------   -------     -------
      Total Automotive, Communications Services,
       and Other Operations liabilities          161,626   152,388     132,892

     Financing and Insurance Operations
     Accounts payable                              6,051     7,283       6,980
     Debt                                        210,932   183,773     158,659
     Other liabilities and deferred income taxes  21,992    18,993      16,957
                                                 -------   -------     -------
      Total Financing and Insurance Operations
        liabilities                              238,975   210,049     182,596
                                                 -------   -------     -------
        Total liabilities                        400,601   362,437     315,488
     Minority interests                              991       834         788
     Stockholders' equity
     $1-2/3 par value common stock (outstanding,
       560,712,564; 560,447,797; and
       560,223,424 shares)                           935       936         936
     Class H common stock (outstanding,
       1,108,139,876; 958,284,272;
       and 958,005,494 shares)                       111        96          96
     Capital surplus (principally additional
       paid-in capital)                           22,815    21,583      21,557
     Retained earnings                            11,855    10,031      10,376
                                                  ------    ------      ------
        Subtotal                                  35,716    32,646      32,965
     Accumulated foreign currency translation
       adjustments                                (2,292)   (2,784)     (2,770)
     Net unrealized loss on derivatives             (205)     (205)       (188)
     Net unrealized gains on securities              612       372         268
     Minimum pension liability adjustment        (23,450)  (23,215)     (9,584)
                                                  ------    ------      ------
        Accumulated other comprehensive loss     (25,335)  (25,832)    (12,274)
                                                  ------    ------      ------
     Total stockholders' equity                   10,381     6,814      20,691
                                                  ------    ------      ------
     Total liabilities and stockholders' equity $411,973  $370,085    $336,967
                                                 =======   =======     =======

     The above Supplemental Information is intended to facilitate analysis of General Motors Corporation's businesses: (1) Automotive,
     Communications Services, and Other Operations; and (2) Financing and Insurance Operations.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                   Six Months Ended June 30,
                                                   -------------------------
                                                     2003        2002
                                                     ----        ----
                                                   (dollars in millions)
     Net cash provided by operating activities    $13,079     $12,876

     Cash flows from investing activities
     Expenditures for property                     (3,325)     (3,540)
     Investments in marketable securities -
       acquisitions                                (7,200)    (24,374)
     Investments in marketable securities -
       liquidations                                 5,804      22,310
     Net originations and purchases of mortgage
       servicing rights                            (1,152)       (959)
     Increase in finance receivables              (71,636)    (67,200)
     Proceeds from sales of finance receivables    49,635      56,852
     Operating leases - acquisitions               (6,728)     (7,053)
     Operating leases - liquidations                5,668       5,016
     Investments in companies, net of cash
       acquired                                       (70)       (274)
     Proceeds from sale of business units           1,076           -
     Other                                         (1,111)        205
                                                   ------      ------
     Net cash used in investing activities        (29,039)    (19,017)
                                                   ------      ------

     Cash flows from financing activities
     Net decrease in loans payable                    825        (632)
     Long-term debt - borrowings                   42,622      18,473
     Long-term debt - repayments                  (17,803)    (11,407)
     Repurchases of common and preference stocks        -         (97)
     Proceeds from issuing common stocks                -          69
     Proceeds from sales of treasury stocks             -          19
     Cash dividends paid to stockholders             (560)       (607)
                                                   ------       -----
     Net cash provided by financing activities     25,084       5,818
                                                   ------       -----

     Effect of exchange rate changes on cash and
      cash equivalents                                436         131
                                                   ------      ------
     Net decrease in cash and cash equivalents      9,560        (192)
     Cash and cash equivalents at beginning of
       the period                                  21,449      18,555
                                                   ------      ------
     Cash and cash equivalents at end of the
       period                                     $31,009     $18,363
                                                   ======      ======

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                         SUPPLEMENTAL INFORMATION TO THE
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                            Automotive, Comm.    Financing and
                                             Serv. and Other       Insurance
                                            -----------------    --------------
                                                 Six Months Ended June 30,
                                            -----------------------------------
                                              2003     2002      2003     2002
                                              ----     ----      ----     ----
                                                   (dollars in millions)
     Net cash provided by operating
       activities                           $7,407   $5,580    $5,672   $7,296

     Cash flows from investing activities
     Expenditures for property              (2,941)  (3,494)     (384)     (46)
     Investments in marketable securities
       - acquisitions                       (2,839)    (802)   (4,361) (23,572)
     Investments in marketable securities
       - liquidations                          100      578     5,704   21,732
     Net originations and purchases of
       mortgage servicing rights                 -        -    (1,152)    (959)
     Increase in finance receivables             -        -   (71,636) (67,200)
     Proceeds from sales of finance
       receivables                               -        -    49,635   56,852
     Operating leases - acquisitions             -        -    (6,728)  (7,053)
     Operating leases - liquidations                      -     5,668    5,016
     Investments in companies, net of cash
       acquired                                (70)    (124)        -     (150)
     Proceeds from sale of business units    1,076        -         -        -
     Other                                    (175)     510      (936)    (305)
                                            ------    -----    ------   ------
     Net cash used in investing activities  (4,849)  (3,332)  (24,190) (15,685)
                                             -----    -----    ------   ------

     Cash flows from financing activities
     Net increase (decrease) in loans
       payable                                (943)    (857)    1,768      225
     Long-term debt - borrowings             4,060    6,186    38,562   12,287
     Long-term debt - repayments              (236)    (183)  (17,567) (11,224)
     Repurchase of common and preference
       stocks                                    -      (97)        -        -
     Proceeds from issuing common stocks         -       69         -        -
     Proceeds from sales of treasury stocks      -       19         -        -
     Cash dividends paid to stockholders      (560)    (607)        -        -
                                             -----     ----    ------    -----
     Net cash provided by (used in)
       financing activities                  2,321    4,530    22,763    1,288
                                             -----     -----   ------    -----

     Effect of exchange rate changes on
       cash and cash equivalents               373      130        63        1

     Net transactions with
       Automotive/Financing Operations          39     (919)      (39)     919
                                            ------    -----    ------   ------
     Net increase (decrease) in cash and
       cash equivalents                      5,291    5,989     4,269   (6,181)

     Cash and cash equivalents at
       beginning of the period              13,291    8,432     8,158   10,123
                                            ------   ------    ------   ------

     Cash and cash equivalents at end of
       the period                          $18,582  $14,421   $12,427   $3,942
                                            ======   ======    ======    =====




     The above Supplemental Information is intended to facilitate analysis of General Motors Corporation's businesses: (1) Automotive,
     Communications Services, and Other Operations; and (2) Financing and Insurance Operations.


                                    # # # #

     HUGHES REPORTS STRONG SECOND QUARTER 2003 RESULTS; ATTAINS POSITIVE NET INCOME AND INCREASES COMPANY AND DIRECTV U.S. FULL-YEAR GUIDANCE

     DIRECTV U.S. Operating Profit before Depreciation and Amortization More Than Doubles to Record $325 Million and Operating Profit More Than Triples to $201 Million;

     DIRECTV U.S. Attains Net Owned and Operated Subscriber Additions of 181,000

     El Segundo, Calif., July 16, 2003 -- Hughes Electronics Corporation ("HUGHES"), a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting, today reported that second quarter 2003 revenues increased 8.1% to $2,370.7 million compared with $2,192.3 million in the second quarter of 2002. Operating profit before depreciation and amortization/1/ for the quarter increased 167.0% to $404.7 million and operating profit increased to $140.0 million compared with operating profit before depreciation and amortization of $151.6 million and an operating loss of $98.7 million in the same period of 2002. In addition, HUGHES had second quarter 2003 net income of $21.6 million compared to a net loss of $155.1 million in the same period of 2002.

     "Continued strong performance by our DIRECTV U.S. business drove HUGHES' revenues and operating profit before depreciation and amortization growth in the quarter," said Jack A. Shaw, HUGHES' president and chief executive officer. "In particular, DIRECTV U.S. achieved revenue growth of over 16% to $1.8 billion and more than doubled its operating profit before depreciation and amortization to an all-time record of $325 million in the quarter. These results reflect continued solid subscriber growth including 181,000 net additions in the second quarter, a $2.80 increase in ARPU - or average monthly revenue per subscriber - to nearly $61, and significant improvement in operating profit margins. Primarily due to these strong results, we are increasing both the HUGHES and DIRECTV U.S. full year 2003 guidance for revenue, operating profit before depreciation and amortization, operating profit and cash flow."

     Shaw added, "Hughes Network Systems, or HNS, also contributed to growth in both our revenue and operating profit before depreciation and amortization in the quarter due to solid performance in their set-top box and broadband consumer businesses. The revenue and operating profit before depreciation and amortization comparison in the quarter was also impacted by the additional revenues generated and losses recognized in 2002 from the World Cup programming provided by DIRECTV Latin America."

     Shaw finished, "Over the past two years, we have executed on a growth strategy that focuses on cost management and cash flow, and as a result, we reached another important milestone in the quarter: net income. In fact, excluding one-time gains related to the sale of businesses, this is the first time since early 1999 that HUGHES has generated net income. In addition, HUGHES generated positive cash flow for the second consecutive quarter."

     HUGHES had second quarter 2003 net income of $21.6 million compared to a net loss of $155.1 million in the same period of 2002. This increase was principally due to an increase in operating profit driven by the DIRECTV U.S., DIRECTV Latin America and HNS operational improvements mentioned above, lower interest expense primarily related to a charge of $47 million for losses associated with the final settlement of a contractual dispute with General Electric Capital Corporation ("GECC") in 2002 and lower net losses at DIRECTV Broadband, now accounted for as a discontinued operation due to its shutdown on February 28, 2003. These improvements were partially offset by income tax expense in the second quarter of 2003 compared with an income tax benefit in the same period of 2002 due primarily to HUGHES generating pre-tax income instead of pre-tax losses. Also impacting the second quarter of 2002 was a $37 million gain resulting from the favorable resolution of remaining contingencies associated with the exit from the DIRECTV Japan business (recorded in Other, net).

     ***Based upon recent SEC guidance and to improve the clarity of its earnings releases, HUGHES will no longer use the acronym previously referred to as "EBITDA" or "earnings before interest, taxes, depreciation and amortization" and instead will now use the phrase "operating profit before depreciation and amortization." This is a change in name only and HUGHES has not changed the way it calculates current or prior results for this financial measure. HUGHES believes operating profit before depreciation and amortization is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. HUGHES' management and its board of directors use operating profit before depreciation and amortization to evaluate the operating performance of HUGHES and its business segments, as a measure of performance for incentive compensation purposes, and for other purposes discussed in footnote 1, below. HUGHES reconciles this non-GAAP measure to operating profit in the schedule below titled Non-GAAP Financial Reconciliation Schedule. HUGHES calculates "cash flow" as the sum of the GAAP measures "cash flows from operating activities" and "cash flows from investing activities."***

                           SIX-MONTH FINANCIAL REVIEW

     For the first half of 2003, revenues increased 9.0% to $4,598.0 million, compared to $4,217.1 million in the first half of 2002 primarily due to continued subscriber growth and higher ARPU at DIRECTV U.S. and increased sales of set-top boxes at HNS, partially offset by higher DIRECTV Latin America revenues in 2002 associated with the World Cup programming services and a larger sub-base, and further devaluations in 2003 to several Latin American currencies.

     Operating profit before depreciation and amortization for the first six months of 2003 was $709.7 million and operating profit before depreciation and amortization margin was 15.4%, compared to operating profit before depreciation and amortization of $316.1 million and operating profit before depreciation and amortization margin of 7.5% in the first half of 2002. The 124.5% increase in operating profit before depreciation and amortization and the corresponding increase in margin were primarily attributable to the additional gross profit gained from the DIRECTV U.S. revenue growth, reduced losses from the World Cup programming at DIRECTV Latin America and improved efficiencies associated with HNS' larger residential and small office/home office ("SOHO") DIRECWAY(R) subscriber base. Also impacting the 2002 operating profit before depreciation and amortization results was a charge of $48 million related to the GECC settlement and a $95 million one-time gain based on the favorable resolution of a lawsuit filed against the U.S. government on March 22, 1991. The lawsuit was based upon the National Aeronautics and Space Administration's ("NASA") breach of contract to launch ten satellites on the Space Shuttle.

     HUGHES' operating profit for the first six months of 2003 was $181.9 million compared with an operating loss of $186.4 million in the first half of 2002. The improvement was due to the higher operating profit before depreciation and amortization partially offset by higher depreciation and amortization expense, particularly at DIRECTV U.S. resulting from the launch of two new satellites and additional infrastructure expenditures made during the last year.

     For the first six months of 2003, HUGHES had a net loss of $29.3 million compared to a net loss of $992.8 million in the same period of 2002. The improvement was primarily due to a first quarter 2002 charge associated with HUGHES' adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" of $681.3 million, recorded as "Cumulative effect of accounting change, net of taxes." Also contributing to the change was the improved 2003 operating profit discussed above, a 2002 net interest expense charge of $74 million related to the GECC settlement and higher losses in 2002 at DIRECTV Broadband. These improvements were partially offset by the higher income tax benefit generated in 2002 resulting from the larger pre-tax loss.

                  SEGMENT FINANCIAL REVIEW: SECOND QUARTER 2003

                            Direct-To-Home Broadcast

     Second quarter 2003 revenues for the segment increased 9.4% to $1,943.1 million from $1,776.3 million in the second quarter of 2002. The segment had operating profit before depreciation and amortization of $299.4 million compared with operating profit before depreciation and amortization of $60.5 million in the second quarter of 2002. Operating profit for the segment was $129.9 million in the second quarter of 2003 compared to an operating loss of $85.2 million in the same period of 2002.

     Also, on February 28, 2003, HUGHES completed the shutdown of the DIRECTV DSL/TM/ service. DIRECTV Broadband is now accounted for as a discontinued operation in the consolidated financial statements and its revenues, operating costs and expenses, and non-operating results are no longer included in the Direct-To-Home Broadcast segment for the periods presented.

     United States/2/: Excluding subscribers in the National Rural Telecommunications Cooperative ("NRTC") territories, DIRECTV U.S. added 633,000 gross subscribers and after accounting for churn, 181,000 net subscribers in the quarter. DIRECTV U.S. owned and operated subscribers totaled 9.95 million as of June 30, 2003, 10.7% more than the 8.99 million cumulative subscribers as of June 30, 2002. For the second quarter of 2003, the total number of subscribers in NRTC territories fell by 45,000, reducing the total number of NRTC subscribers as of June 30, 2003, to 1.61 million. As a result, the DIRECTV U.S. platform ended the quarter with 11.56 million total subscribers.

     DIRECTV U.S. reported quarterly revenues of $1,800.2 million, an increase of 16.2% from last year's second quarter revenues of $1,549.6 million. The increase was primarily due to continued strong subscriber growth as well as higher ARPU. ARPU increased approximately $2.80 to $60.90 in the quarter primarily due to a March 2003 price increase, increased customer purchases of local channels, as well as additional fees from the increased number of customers that have multiple set-top receivers.

     Operating profit before depreciation and amortization for the second quarter of 2003 more than doubled to a record $324.8 million compared to operating profit before depreciation and amortization of $156.6 million in last year's second quarter. The 107.4% increase was due to the additional gross profit gained from the DIRECTV U.S. increased revenue, an improved mix of higher-margin revenues primarily related to increased sales of local channel packages and fees from customers that have multiple set-top receivers, and the favorable impact from a continued emphasis on cost management.

     Operating profit in the quarter increased to $200.7 million compared to an operating profit of $60.6 million in the second quarter of 2002. The improved operating profit was primarily due to the reasons discussed above for the change in operating profit before depreciation and amortization partially offset by increased depreciation and amortization related to the launch of DIRECTV 5 in May of 2002, and additional infrastructure expenditures made during the last year.

     Latin America: On March 18, 2003, DIRECTV Latin America, LLC announced that in order to aggressively address the company's financial and operational challenges, it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing applies only to DIRECTV Latin America, LLC, a U.S. company, and does not include any of its operating companies in Latin America and the Caribbean. DIRECTV Latin America, LLC and its operating companies are continuing regular operations.

     The DIRECTV service in Latin America lost 35,000 net subscribers in the second quarter of 2003 primarily due to the negative market impact related to the Chapter 11 reorganization and the economic turmoil in Venezuela. The total number of DIRECTV subscribers in Latin America as of June 30, 2003, was approximately 1,493,000 compared to about 1,669,000 as of June 30, 2002, representing a decline of approximately 10.5%.

     Revenues for DIRECTV Latin America declined to $143 million in the quarter from $227 million in the second quarter of 2002 primarily due to the higher 2002 revenues generated from the World Cup soccer tournament, the devaluation of the Venezuelan and Mexican currencies over the past year, as well as the reduced number of subscribers.

     DIRECTV Latin America recorded an operating loss before depreciation and amortization of $29 million in the quarter compared to an operating loss before depreciation and amortization of $99 million in the same period of 2002. The operating loss in the quarter was $74 million compared to an operating loss of $148 million in the second quarter of 2002. The smaller operating loss before depreciation and amortization and lower operating loss were primarily due to the $75 million loss associated with the World Cup in 2002 and aggressive cost cutting over the past year including programming cost reductions resulting from the rejection of certain contracts in connection with the Chapter 11 reorganization, partially offset by a decline in gross profit related to the lower revenues.

                               Satellite Services

     PanAmSat Corporation ("PanAmSat"), which is approximately 81%-owned by HUGHES, generated second quarter 2003 revenues of $203.5 million compared with $209.3 million in the same period of the prior year. The decrease was primarily due to higher occasional-use revenues booked in 2002 related to the World Cup partially offset by additional revenues recorded in 2003 related to PanAmSat's new G2 Satellite Solutions division, which was formed after the acquisition of Hughes Global Services on March 7, 2003.

     Operating profit before depreciation and amortization for the quarter was $149.3 million and operating profit before depreciation and amortization margin was 73.4%, compared with second quarter 2002 operating profit before depreciation and amortization of $150.7 million and operating profit before depreciation and amortization margin of 72.0%. The decrease in operating profit before depreciation and amortization was primarily due to the lower revenues, partially offset by improved operational efficiencies.

     PanAmSat generated operating profit of $74.4 million in the second quarter of 2003 compared with operating profit of $61.0 million in the same period of 2002. The improved operating profit was primarily due to reduced satellite depreciation expense partially offset by the operating profit before depreciation and amortization changes discussed above.

     As of June 30, 2003, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.30 billion compared to approximately $5.46 billion at the end of the first quarter of 2003.

                                 Network Systems

     HNS generated second quarter 2003 revenues of $299.6 million compared with $254.4 million in the second quarter of 2002. The increase was principally due to higher sales of DIRECTV(R) receiver systems and revenues from the larger DIRECWAY residential and SOHO subscriber base. HNS shipped 750,000 DIRECTV receiver systems in the second quarter of 2003 compared to 512,000 units in the same period last year. Additionally, as of June 30, 2003, DIRECWAY had approximately 166,000 residential and SOHO subscribers in North America compared to 123,000 one year ago, representing an increase of approximately 35.0%.

     HNS reported an operating loss before depreciation and amortization of $9.2 million compared to an operating loss before depreciation and amortization of $27.0 million in the second quarter of 2002. The operating loss in the quarter was $29.8 million compared to an operating loss of $43.6 million in the second quarter of 2002. The smaller operating loss before depreciation and amortization and operating loss was primarily attributable to a smaller loss in the residential and SOHO DIRECWAY business due to improved efficiencies associated with the larger subscriber base, and increased revenues and margins in the set-top box business.

                                  BALANCE SHEET

     From December 31, 2002, to June 30, 2003, the company's consolidated cash balance increased $2,056.8 million to $3,185.4 million and total debt increased $1,891.0 million to $5,008.8 million. These changes resulted in a decline in net debt of $165.8 million to $1,823.4 million. Net debt is defined as the difference between the consolidated cash balance and the consolidated debt balance of HUGHES. The change in net debt was primarily driven by the strong operational performance at DIRECTV U.S.

     In the first quarter of 2003, DIRECTV U.S. completed several financing transactions. On February 28, DIRECTV U.S. closed a $1.4 billion senior notes offering. The $1.4 billion senior notes were offered in a Rule 144A / Regulation S private placement and bear interest at an 8.375 percent annual rate, payable semi-annually. The notes will mature on March 15, 2013, and are callable on or after March 15, 2008. The notes are guaranteed by all of DIRECTV U.S.' domestic subsidiaries. On March 6, DIRECTV U.S. closed senior secured credit facilities totaling $1.675 billion. The facilities consist of a $250 million five-year revolving credit facility, a $375 million five-year Term A loan and a $1.05 billion seven-year Term B loan. The Term A loan includes a $200 million delayed draw component. The facilities are secured by substantially all of DIRECTV U.S.' assets and are guaranteed by all of DIRECTV U.S.' domestic subsidiaries. Approximately $2.56 billion of the proceeds from the financings, after transaction fees, were distributed to HUGHES and used by HUGHES to repay $506 million of outstanding short-term debt. These proceeds are expected to fund HUGHES' business plan through projected cash flow breakeven and fund HUGHES' other corporate purposes.

     As announced on July 15, HUGHES and The Boeing Company reached an agreement whereby HUGHES will pay Boeing $360 million to settle the outstanding purchase price adjustment disputes arising from Boeing's October 2000 acquisition of HUGHES' satellite manufacturing operations. The payment will be made to Boeing in the month of July, 2003.

     Also subsequent to the end of the second quarter, on July 14, 2003, PanAmSat made an optional prepayment of $350 million under its $1.25 billion credit facility from available cash on hand due to strong financial performance over the past year. The prepayment was applied pro rata against PanAmSat's Term Loan A and Term Loan B. PanAmSat maintains a cash position of over $500 million and an unused credit line of an additional $250 million.

     Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

     A live webcast of HUGHES' second quarter 2003 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5517. The webcast will be archived on the Investor Relations portion of the HUGHES'
website  and  a  replay  of  the  call  will  be  available   (dial  in  number:
719-457-0820, code: 493096) beginning at 7:00 p.m. ET on Thursday, July 17 through Tuesday, July 22, at 1:00 a.m. ET.

                                HUGHES FINANCIAL GUIDANCE

                                            Third Quarter       Prior Full Year
                                            -------------       ---------------

                                               2003                2003
                                               ----                ----
HUGHES
   Revenues ................................   ~$2.45B          $9.5 - 9.6B
   Operating profit before depreciation
     and amortization ......................   $300 - 350M      1.15 -1.2B
   Operating profit/a/ .....................   $0 - 50M         $50 - 100M
   Cash Flow/b/ ............................   N/A              ~$(200)M

DIRECTV U.S. ...............................
   Revenues ................................   ~$1,875M         ~$7.3B
   Operating profit before depreciation
     and amortization ......................   $225 - 250M      ~$900M
   Operating profit ........................   $90 - 115M       ~$375M
   Net subscriber adds/c/ ..................   N/A              800 - 850K

DIRECTV Latin America ......................
   Revenues ................................   $140 - 160M      $550 - 600M
   Operating loss before depreciation
     and amortization ......................   $(20) - (30)M    $(50)- (75)M
   Operating loss ..........................   $(80) - (100)M   $(250) - (275)M

Hughes Network Systems
   Revenues ................................   $280 - 310M      $1.1 - 1.2B
   Operating profit (loss) before
     depreciation and amortization .........   $(5) - 5M        Breakeven
   Operating loss ..........................   $(15) - (25)M    $(65) - (75)M

PanAmSat
   Revenues ................................   $205 - 215M      $800 - 840M/d/
   New outright sales and
     sales-type leases .....................   None             None/d/
   Operating profit before depreciation
     and amortization ......................   $145 - 155M      $580 - 600M/d/
   Operating profit/a/ .....................   $65 - 85M        $250 - 300M/d/
                                             Revised Full Year

                                                                2003
                                                                ----
HUGHES
   Revenues........................................          $9.7 - 9.8B
   Operating profit before depreciation
     and amortization..............................         $1.25 - 1.35B
   Operating profit/a/.............................          $125 - 225M
   Cash Flow/b/....................................          $100 - 200M

DIRECTV U.S.
   Revenues........................................             ~$7.5B
   Operating profit before depreciation
     and amortization..............................             ~$1.0B
   Operating profit................................             ~$475M
   Net subscriber adds/c/..........................             ~900K

DIRECTV Latin America.
   Revenues........................................           No Change
   Operating loss before depreciation
      and amortization.............................         $(90) - (110)M
   Operating loss..................................        $(310) - (330)M

Hughes Network Systems
   Revenues........................................           No Change
   Operating profit (loss) before
     depreciation and amortization.................           No Change
   Operating loss..................................           No Change

PanAmSat
   Revenues........................................           No Change
   New outright sales and sales-type
     leases........................................           No Change
   Operating profit before depreciation
     and amortization..............................           No Change
   Operating profit/a/.............................           No Change

a Excludes the potential impact associated with the Galaxy IVR and PAS VIB anomalies as discussed in PanAmSat's Form-8K filing on 7/11/03.
b Defined as "cash flows from operating activities" less "cash flows from investing activities".
c  Excludes subscribers in NRTC territories.
d Includes Hughes Global Services, which was formerly included in HUGHES' consolidated guidance.

                       NON-GAAP FINANCIAL RECONCILIATION SCHEDULE*

                                                      Second        Second
                                                   Quarter 2003   Quarter 2002    Third Quarter
                                                      Actual        Actual        2003 Guidance
                                                      ------        ------        -------------
HUGHES
   Operating profit/(loss) ........................   $140.0M       $(98.7)M       $0 - 50M
   Plus: depreciation & amortization (D&A).........   $264.7M       $250.3M         ~$300M
                                                      -------        -------        -------
   Operating profit before depreciation and
     amortization .................................   $404.7M       $151.6M        $300 - 350M
                                                      =======        ======         ==========

DIRECTV U.S. ......................................
   Operating profit ...............................   $200.7M       $60.6M         $90 - 115M
   Plus: D&A ......................................   $124.1M       $96.0M         ~$135M
                                                      ------        ------          ---------
   Operating profit before D&A ....................   $324.8M       $156.6M        $225 - 250M
                                                      =======        ======         ==========
DIRECTV Latin America
   Operating loss .................................   $(74)M        $(148)M        $(80) - (100)M
   Plus: D&A ......................................   $45M          $49M           $60 - 70M
                                                      ------        ------          ---------
   Operating loss before D&A ......................   $(29)M        $(99)M         $(20) - (30)M
                                                      =======        ======         ==========
Hughes Network Systems
   Operating loss .................................   $(29.8)M      $(43.6)M       $(15) - (25)M
   Plus: D&A ......................................   $20.6 M       $16.6M         ~$20M
                                                      ------        ------          ---------
   Operating profit (loss) before D&A..............   $(9.2) M      $(27.0)M       $(5) - 5M
                                                      =======        ======         ==========
PanAmSat
   Operating profit ...............................   $74.4M        $61.0M         $65 - 85M
   Plus: D&A ......................................   $74.9M        $89.7M         $70 - 80M
                                                      ------        ------          ---------
   Operating profit before D&A ....................   $149.3M       $150.7M        $145 - 155M
                                                      =======        ======         ==========


                                            Prior Full Year   Revised Full Year
                                             2003 Guidance      2003 Guidance
                                             -------------      -------------

HUGHES
   Operating profit/(loss) .................   $50 - 100M        $125 - 225M
   Plus: depreciation & amortization (D&A) .   ~$1.1B            $1.125B
                                               -----------       -----------
   Operating profit before depreciation and
     amortization ..........................   $1.15 - 1.2B      $1.25 - 1.35B
                                               ============      =============

DIRECTV U.S. ...............................
   Operating profit ........................   ~$375M            ~$475M
   Plus: D&A ...............................   ~$525M            ~$525M
                                               -----------       -----------
   Operating profit before D&A .............   ~$900M            ~$1,000M
                                               ============      =============
DIRECTV Latin America
   Operating loss ..........................   $(250) - (275)M   $(310) - (330)M
   Plus: D&A ...............................   ~$200M            ~$220M
                                               -----------       --------------
   Operating loss before D&A ...............   $(50) - (75)M     $(90) - (110)M
                                               ============      ==============
Hughes Network Systems
   Operating loss ..........................   $(65) - (75)M     $(65) - (75)M
   Plus: D&A ...............................   $65 - 75M         $65 - 75M
                                               -------------     -------------
   Operating profit (loss) before D&A ......      ~$0               ~$0

PanAmSat
   Operating profit ........................   $250 -300M        $250 - 300M
   Plus: D&A ...............................   $300 - 330M       $300 - 330M
                                               -----------       -----------
   Operating profit before D&A .............   $580 - 600M       $580 - 600M
                                               ===========       ===========


                                                  Six months       Six months
                                                     ended           ended
                                                 June 30, 2003    June 30, 2002
                                                     Actual           Actual
                                                     ------           ------
HUGHES
   Operating profit/(loss)......................    $181.9M         $(186.4)M
   Plus: Depreciation & Amortization (D&A)......    $527.8M          $502.5M
                                                    -------           -------
   Operating profit before depreciation
     and amortization............................   $709.7M          $316.1M
                                                    =======           =======

* Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV U.S. stand-alone financial statements included in this earnings release.

     (1) Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, can be calculated by adding amounts under the caption "Depreciation and amortization" to "Operating Profit (Loss)", as presented in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss). This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Hughes' management and its Board of Directors use operating profit before depreciation and amortization to evaluate the operating performance of Hughes and its business segments, to allocate resources and capital to its business segments and as a measure of performance for incentive compensation purposes. Hughes' management also uses this metric to measure income generated from operations that could be used to fund capital expenditures, service debt, or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, Hughes' management and Board of Directors separately measure and budget for capital expenditures and business acquisitions.

     Hughes believes this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare Hughes' operating performance to other communications, entertainment and media service providers. Hughes believes that investors use current and projected operating profit before depreciation and amortization and similar measures to estimate Hughes' current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. Hughes' management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

     Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

     (2) The discussion of financial results for DIRECTV U.S. reflects amounts included in the stand-alone financial statements of DIRECTV Holdings LLC that are included later in this earnings release. HUGHES records certain items as corporate expenses in HUGHES consolidated financial statements pursuant to Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." Generally accepted accounting principles also require these expenses to be reflected in the stand-alone financial statements of DIRECTV Holdings LLC. As a result, the DIRECTV U.S.
operating profit before depreciation and amortization and operating profit results include approximately $3 million and $4 million of pension expense in the second quarter of 2002 and 2003, respectively, which HUGHES includes in "Eliminations and Other" for segment reporting purposes in its consolidated statements.

     NOTE: This release may contain certain statements that Hughes believes are, or may be considered to be, "forward-looking statements," within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause Hughes' actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, but are not limited to, economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, including political, economic and social uncertainties in many Latin American countries in which the Latin America DIRECTV businesses operate, potential adverse effects of the DIRECTV Latin America, LLC Chapter 11 bankruptcy proceedings, foreign currency exchange rates, ability to obtain export licenses, competition, the outcome of legal proceedings, ability to achieve cost reductions, ability to timely perform material contracts, ability to renew programming contracts under favorable terms, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, loss of uninsured satellites, ability of customers to obtain financing, Hughes' ability to access capital to maintain its financial flexibility and the effects of the strategic transactions that GM and Hughes have entered into with News Corporation.

                                       ###


HUGHES ELECTRONICS CORPORATION
CONSOLIDATED  STATEMENTS OF  OPERATIONS  AND
AVAILABLE  SEPARATE  CONSOLIDATED  NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)

                                                    Three Months            Six Months
                                                    Ended June 30,         Ended June 30,
                                                    --------------         --------------
                                                   2003       2002        2003        2002
                                                   ----       ----        ----        ----
Revenues.
Direct broadcast, leasing and other services   $2,186.1   $1,986.6    $4,267.9    $3,831.2
Product sales ..............................      184.6     205.7        330.1       385.9
                                                  -----     -----        -----       -----

Total Revenues .............................    2,370.7    2,192.3     4,598.0     4,217.1
                                                =======    =======     =======     =======

Operating Costs and Expenses, Exclusive of
  Depreciation and Amortization
  Expenses Shown Separately Below
Broadcast programming and other costs ......    1,075.3    1,080.1     2,137.0     1,985.8
Cost of products sold ......................      169.8      184.7       312.8       357.7
Selling, general and administrative expenses      720.9      775.9     1,438.5     1,557.5
Depreciation and amortization ..............      264.7      250.3       527.8       502.5
                                                  -----      -----       -----       -----

Total Operating Costs and Expenses .........    2,230.7    2,291.0     4,416.1     4,403.5
                                                =======    =======     =======     =======

Operating Profit (Loss) ....................      140.0      (98.7)      181.9      (186.4)
Interest income ............................       15.7        7.4        21.9        11.7
Interest expense ...........................      (84.2)    (121.4)     (164.7)     (197.7)
Reorganization expense .....................       (4.1)        --       (11.0)         --
Other, net .................................      (10.5)       8.9       (38.6)      (32.7)
                                                  -----        ---       -----       -----

Income (Loss) From Continuing Operations
  Before Income Taxes, Minority
  Interests and Cumulative Effect
  of Accounting Change .....................       56.9     (203.8)      (10.5)     (405.1)
Income tax (expense) benefit ...............      (20.5)      77.5         3.7       154.0
Minority interests in net earnings
  of subsidiaries ..........................       (7.4)      (3.5)      (14.8)      (10.2)
                                                   ----       ----       -----       -----

Income (loss) from continuing operations
  before cumulative effect of accounting
  change ...................................       29.0     (129.8)      (21.6)     (261.3)
Loss from discontinued operations,
  net of taxes .............................       (7.4)     (25.3)       (7.7)      (50.2)

Income (loss) before cumulative
  effect of accounting change ..............       21.6     (155.1)      (29.3)     (311.5)
Cumulative effect of accounting
  change, net of taxes .....................         --         --          --      (681.3)
                                                   ----       ----       -----       -----

Net Income (Loss) ..........................       21.6     (155.1)      (29.3)     (992.8)
Preferred stock dividends ..................         --      (22.8)         --       (46.9)

Earnings (Loss) Used for Computation of
  Available Separate Consolidated Net
  Income (Loss) ............................      $21.6    $(177.9)     $(29.3)  $(1,039.7)
                                                  -----    -------      ------   ---------


Available Separate Consolidated
  Net Income (Loss)
Average number of shares of General
   Motors Class H Common Stock
   outstanding (in millions) (Numerator) ...    1,107.8      884.0     1,048.8       880.8
Average Class H dividend base
   (in millions) (Denominator) .............    1,382.1    1,307.6     1,382.0     1,304.4
Available Separate Consolidated
   Net Income (Loss) .......................      $17.3    $(120.3)     $(22.2)    $(702.1)
                                                  =====    =======      ======     =======

HUGHES ELECTRONICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

                                               June 30,
                                                 2003       December 31,
                                               Unaudited)      2002
                                               ----------      ----

ASSETS.
Current Assets.
Cash and cash equivalents....................    $3,185.4   $1,128.6
Accounts and notes receivable, n
  net of allowances of $115.9 and $102.4.....     1,061.6    1,133.9
Contracts in process.........................       117.6      165.9
Inventories..................................       297.3      230.3
Deferred income taxes........................        88.7       97.7
Prepaid expenses and other...................       825.4      900.0
                                                    -----      -----

Total Current Assets.........................     5,576.0    3,656.4
Satellites, net..............................     4,892.4    4,922.6
Property, net................................     1,906.4    2,017.4
Goodwill, net................................     5,777.5    5,775.2
Intangible Assets, net.......................       607.7      644.7
Net Investment in Sales-type Leases..........       149.6      161.9
Investments and Other Assets.................       757.4      706.9
                                                    -----      -----

Total Assets.................................   $19,667.0  $17,885.1
                                                =========  =========


LIABILITIES AND STOCKHOLDER'S EQUITY.
Current Liabilities
Accounts payable.............................    $1,021.7   $1,039.0
Deferred revenues............................       156.6      166.4
Short-term borrowings and current
  portion of long-term debt..................        62.7      727.8
Accrued liabilities and other................     1,320.8    1,269.9
                                                  -------    -------

Total Current Liabilities....................     2,561.8    3,203.1
Long-Term Debt...............................     4,946.1    2,390.0
Other Liabilities and Deferred Credits.......     1,094.3    1,178.4
Deferred Income Taxes........................       512.3      581.2
Commitments and Contingencies
Minority Interests...........................       576.7      555.3
Stockholder's Equity.........................     9,975.8    9,977.1
                                                  -------    -------

Total Liabilities and Stockholder's Equity...   $19,667.0  $17,885.1
                                                =========  =========


Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).


HUGHES ELECTRONICS CORPORATION
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)

                                              Three Months              Six Months
                                             Ended June 30,           Ended June 30,
                                             --------------           --------------
                                            2003        2002         2003         2002
                                            ----        ----         ----         ----
DIRECT-TO-HOME BROADCAST
Total Revenues .....................   $1,943.1     $1,776.3     $3,791.0     $3,406.7
Operating Profit Before Depreciation
  and Amortization (1) .............      299.4         60.5        510.7         39.6
Operating Profit Before Depreciation
   and Amortization Margin (1) .....       15.4%         3.4%        13.5%         1.2%
Operating Profit (Loss) ............     $129.9       $(85.2)      $168.2      $(249.2)
Operating Profit Margin ............        6.7%         N/A          4.4%         N/A
Depreciation and Amortization ......     $169.5       $145.7       $342.5       $288.8
Capital Expenditures ...............       65.6        140.0        138.8        264.6
                                           ----        -----        -----        -----

SATELLITE SERVICES
Total Revenues .....................     $203.5       $209.3       $403.3       $416.4
Operating Profit Before Depreciation
 and Amortization (1) ..............      149.3        150.7        297.9        301.8
Operating Profit Before Depreciation
  and Amortization Margin (1) ......       73.4%        72.0%        73.9%        72.5%
Operating Profit ...................      $74.4        $61.0       $150.7       $118.1
Operating Profit Margin ............       36.6%        29.1%        37.4%        28.4%
Depreciation and Amortization ......      $74.9        $89.7       $147.2       $183.7
Capital Expenditures ...............       21.7        109.5         54.8        183.5
                                           ----        -----         ----        -----

NETWORK SYSTEMS ....................
Total Revenues .....................     $299.6       $254.4       $547.0       $497.2
Operating Loss Before Depreciation
  and Amortization (1) .............       (9.2)       (27.0)       (31.4)       (57.5)
Operating Loss .....................      (29.8)       (43.6)       (69.6)       (92.1)
Depreciation and Amortization ......       20.6         16.6         38.2         34.6
Capital Expenditures ...............       55.3         87.8        109.4        216.1
                                           ----         ----        -----        -----

ELIMINATIONS and OTHER
Total Revenues .....................     $(75.5)      $(47.7)     $(143.3)     $(103.2)
Operating Profit (Loss) Before
  Depreciation and Amortization (1)       (34.8)       (32.6)       (67.5)        32.2
Operating Profit (Loss) ............      (34.5)       (30.9)       (67.4)        36.8
Depreciation and Amortization ......       (0.3)        (1.7)        (0.1)        (4.6)
Capital Expenditures ...............       29.3         13.1         56.4         32.1
                                           ----         ----         ----         ----

TOTAL ..............................
Total Revenues .....................   $2,370.7     $2,192.3     $4,598.0     $4,217.1
Operating Profit Before
  Depreciation and Amortization (1)       404.7        151.6        709.7        316.1
Operating Profit Before Depreciation
  and Amortization Margin (1) ......       17.1%         6.9%        15.4%         7.5%
Operating Profit (Loss) ............     $140.0       $(98.7)      $181.9      $(186.4)
Operating Profit Margin ............        5.9%         N/A          4.0%         N/A
Depreciation and Amortization ......     $264.7       $250.3       $527.8       $502.5
Capital Expenditures ...............      171.9        350.4        359.4        696.3
                                          =====        =====        =====        =====


(1) See footnote 1 above.

            The Following Pages Reflect DIRECTV U.S.' Financial Statements and

                            Other Data as a Stand Alone Entity



                                   DIRECTV HOLDINGS LLC
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (Unaudited)


                                               Three Months               Six Months
                                               Ended June 30,            Ended June 30,
                                             -----------------          ---------------
                                               2003          2002       2003       2002
                                               ----          ----       ----       ----
(dollars in millions)
Revenues...................................  $1,800.2      $1,549.6   $3,508.3   $3,015.4
Operating Costs and Expenses, exclusive
  of depreciation and amortization expense
  shown below.
   Programming and other costs.............     702.9         623.0    1,398.4    1,227.4
   Subscriber service expenses.............     150.8         150.4      307.2      297.7
   Subscriber acquisition costs:
    Third party customer acquisitions......     306.1         320.8      619.2      682.5
    Direct customer acquisitions...........      69.5          36.4      137.2       65.8
   Retention, upgrade and other
     marketing costs.......................      88.7         116.4      182.5      194.0
   Broadcast operations expenses...........      38.2          29.3       72.1       60.2
   General and administrative expenses.....     119.2         116.7      236.5      237.5
Depreciation and amortization expense......     124.1          96.0      248.5      181.1
                                                -----          ----      -----      -----

   Total Operating Costs and Expenses......   1,599.5       1,489.0    3,201.6    2,946.2
                                              -------       -------    -------    -------

Operating Profit...........................     200.7          60.6      306.7       69.2
Interest expense, net......................     (57.3)        (26.7)     (86.5)     (54.8)
Other loss, net............................      (2.9)         (0.1)      (4.0)      (0.3)
                                                 ----          ----       ----       ----

Income Before Income Taxes.................     140.5          33.8      216.2       14.1
Income tax expense.........................     (52.7)        (12.6)     (81.1)      (5.3)
                                                -----         -----      -----       ----

Net Income.................................     $87.8         $21.2     $135.1       $8.8
                                                =====         =====     ======       ====



                                   DIRECTV HOLDINGS LLC
                               CONSOLIDATED BALANCE SHEETS
                                       (Unaudited)

                                                                June 30,    December 31,
                                                                 2003             2002
                                                                 (dollars in millions)
                                          ASSETS
Current Assets
    Cash and cash equivalents.................................    $324.5       $14.1
    Accounts receivable, net of allowances of $54.8 and $54.3.     447.7       506.7
    Inventories, net..........................................      98.9        62.6
    Prepaid expenses and other................................     480.2       545.8
                                                                   -----       -----

        Total Current Assets..................................   1,351.3     1,129.2
Satellites, net...............................................   1,001.0     1,011.3
Property, net.................................................     748.0       838.6
Goodwill, net.................................................   2,890.8     2,888.5
Intangible Assets, net........................................     586.7       623.7
Other Assets..................................................     115.5        87.3
                                                                   -----        ----

        Total Assets..........................................  $6,693.3    $6,578.6
                                                                ========    ========


                LIABILITIES AND OWNER'S EQUITY
Current Liabilities
    Accounts payable and accrued liabilities..................   1,167.0     1,139.2
    Unearned subscriber revenue...............................     144.8       156.6
    Current portion of long-term debt.........................      16.0          --
                                                                    ----     -------

        Total Current Liabilities.............................   1,327.8     1,295.8
Long-Term Debt................................................   2,609.0         --
Other Liabilities and Deferred Credits........................     411.8       477.6
Deferred Income Taxes.........................................     245.0       246.7
Commitments and Contingencies
Owner's Equity
    Capital stock and additional paid-in capital..............   2,788.3     5,385.1
    Accumulated deficit.......................................    (688.6)     (823.7)
                                                                  ------      ------

Subtotal Owner's Equity                                          2,099.7     4,561.4
                                                                 -------     -------

    Accumulated Other Comprehensive Loss
      Accumulated unrealized losses on securities.............        --        (2.9)
                                                                 -------     -------

        Total Owner's Equity..................................   2,099.7     4,558.5
                                                                 -------     -------

        Total Liabilities and Owner's Equity..................  $6,693.3    $6,578.6
                                                                ========    ========


                                   DIRECTV Holdings LLC
                     Non-GAAP Financial Reconciliation and Other Data
                                       (Unaudited)

                 Pre-Marketing Margin Reconciliation to Operating Profit

                                              For the Quarter     For the Six Months        Guidance
                                              Ended June 30,       Ended June 30,           Full Year
                                              --------------       --------------           ---------
                                              2003       2002       2003        2002          2003
                                              ----       ----       ----        ----          ----
                                                   (dollars in millions)

Operating profit............................ $200.7     $60.6      306.7       $69.2       ~ $475
Add back: Subscriber acquisition costs
        Third party customer acquisitions...  306.1     320.8      619.2       682.5          **
        Direct customer acquisitions........   69.5      36.4      137.2        65.8          **
      Depreciation and amortization expense.  124.1      96.0      248.5       181.1          **
      Retention, upgrade and other
        marketing costs.....................   88.7     116.4      182.5       194.0          **
                                               ----     -----      -----       -----      -------------

Subtotal....................................  588.4     569.6    1,187.4     1,123.4      2,600 - 2,675
                                              -----     -----    -------     -------      -------------

Pre-marketing margin*....................... $789.1    $630.2    1,494.1    $1,192.6     $3,075 - $3,150

                                             ======     =====    =======     =======      ==============

Pre-marketing margin as a percentage
  of revenue*                                  43.8%     40.7%      42.6%      39.6%        41% - 42%

                            Other Data

                                              For the Quarter     For the Six Months
                                               Ended June 30,       Ended June 30,
                                              --------------       --------------
                                              2003       2002       2003        2002
                                              ----       ----       ----        ----
Average monthly revenue per subscriber
  (ARPU)................................     $60.90    $58.10     $60.10      $57.50
Average monthly subscriber churn--%.....        1.5%      1.7%       1.5%        1.7%
Average subscriber acquisition costs
  (SAC).................................       $595      $545       $565        $530
Total number of subscribers--platform
  (000's)...............................     11,557    10,746     11,557      10,746
Total owned and operated subscribers
  (000's)...............................      9,949     8,995      9,949       8,995


(*) Pre-Marketing Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions "Subscriber acquisition costs", "Retention, upgrade and other marketing costs" and "Depreciation and amortization expense" to "Operating Profit". This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Hughes and DIRECTV management use Pre-Marketing Margin to evaluate the profitability of DIRECTV's current subscriber base for the purpose of allocating resources to discretionary activities such as, adding new subscribers, retaining and upgrading existing subscribers and for capital expenditures. To compensate for the exclusion of "Subscriber acquisition costs" and "Retention, upgrade and other marketing costs", management also uses operating profit before depreciation and amortization expense to measure profitability.

Hughes and DIRECTV believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV's operating performance to other communications, entertainment and media companies. Hughes and DIRECTV believe that investors also use current and projected Pre-Marketing Margin to determine the ability of DIRECTV's current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

(**) No individual guidance provided.

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





                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    July 17, 2003
        -------------
                                            By
                                            /s/Peter R. Bible
                                            --------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)



















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